MICHAEL BEST & FRIEDRICHLLP Attorneys at Law www.mbf-law.com	100 East Wisconsin Avenue Suite 3300 Milwaukee, Wisconsin 53202-4108 FAX (414) 277-0656 Telephone (414) 271-6560	Offices in: Madison, Wisconsin Manitowoc, Wisconsin Waukesha, Wisconsin Lehigh Valley, Pennsylvania Chicago, Illinois Member: Lex Mundi, A Global Network of more than 150 Independent Firms

February 25, 2005

Nicholas High Income Fund, Inc.

700 North Water Street

Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as counsel to Nicholas High Income Fund, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and amendments thereto (the "Registration Statement"), relating to the registration of the shares of common stock, $0.01 par value per share, of the Corporation (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act") and the Investment Company Act of 1940, as amended (the "1940 Act"). This opinion is being furnished in connection with the registration of Shares designated Class I and Class N.

As counsel for the Corporation, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Amended and Restated Articles of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have also assumed the following for purposes of this opinion:

1. The Fund is duly organized and validly existing under Maryland law.

2. The Shares have been, or will be, issued in accordance with the Fund's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

3. The Shares have been, or will be, issued against consideration therefore as described in the Fund's prospectus relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.

4. The number of outstanding Shares has not and will not exceed the number of Shares authorized for the particular Class.

Based upon the foregoing, we are of the opinion that:

A. The Fund is authorized to issue, including those Shares currently issued and outstanding, up to one hundred million (100,000,000) Shares, of which seventy-five million (75,000,000) are designated Class I, and twenty-five million (25,000,000) are designated Class N, and

B. The Shares, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable (except to the extent provided by Section 180.0622(2)(b) of Wisconsin Statutes) shares of common stock of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendments to the Registration Statement No. 90 under the Securities Act and 31 under the 1940 Act. We further consent to the use of our name in the Registration Statement

Sincerely,

Michael Best & Friedrich LLP

/s/ Michael Best & Friedrich LLP